Exhibit 3.1

SECOND AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

MERCURY GENERAL CORPORATION

a California corporation

The undersigned, being the duly elected and acting Secretary of Mercury General Corporation, a California corporation (the “Corporation”), does hereby certify that:

1. The Board of Directors of the Corporation, at a duly convened meeting of the Board of Directors of the Corporation, approved and adopted the following amendment to the Bylaws of the Corporation effective as of February 20, 2009:

Article III, Section 2 of the Amended and Restated Bylaws of Mercury General Corporation is hereby amended and restated in its entirety as follows:

“Section 2. NUMBER AND QUALIFICATION OF DIRECTORS. The number of directors of the corporation shall be not fewer than eight (8) nor more than fifteen (15). The exact number of directors shall be fixed from time to time, within the limits specified above, by a resolution duly adopted by the Board of Directors or by the shareholders. Such indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting of the shareholders, or the shares not consenting in the case of action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one.”

2. All other provisions of the Amended and Restated Bylaws of the Corporation remain unchanged and are in full force and effect.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 20 th day of February, 2009.

/s/ JUDY WALTERS
Judith A. Walters Secretary